Ameris Bancorp Announces Formal Exit From FDIC Consent Order

MOULTRIE, Ga., Dec. 14, 2017 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB), the parent company of Ameris Bank, today announced that the Federal Deposit Insurance Corporation (FDIC) has terminated the Consent Order it issued to Ameris Bank on December 16, 2016, effective immediately.

The FDIC's Consent Order was associated with certain deficiencies in Ameris Bank's Anti-Money Laundering and Bank Secrecy Act (AML/BSA) compliance program that arose out of regulatory examinations conducted in 2016.

"Termination of the order affirms that Ameris Bank has complied with all regulatory requirements and expectations," said Edwin W. Hortman, Jr., President and CEO of Ameris Bancorp. "We have built a scalable program that is staffed with experts who will be able to meet the demands of a growing bank. I am very proud of the work that was accomplished across our bank by virtually every member of our staff in this initiative."

About Ameris Bancorp
Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

CONTACT: Dennis J. Zember Jr., Executive Vice President, CFO & COO, (229) 890-1111